Filed Pursuant to Rule 424(b)(5)
Registration No. 333-242409

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, par value $0.01 per share	5,000,000	$19.57	$97,850,000	$10,676

(1)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of $19.57, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on November 23, 2020.

(2)

Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on August 7, 2020, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 7, 2020)

5,000,000 Shares

Common Stock

We have entered into an Equity Distribution Agreement dated December 1, 2020, or Distribution Agreement, with Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Goldman Sachs & Co. LLC (each, a “Manager” and, together, the “Managers”), relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Distribution Agreement, we may offer and sell up to an aggregate of 5,000,000 shares of our common stock from time to time through the Managers, acting as sales agents.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “HA.” On November 30, 2020, the last reported sale price of our common stock on The Nasdaq Global Select Market was $20.26 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 3 of the accompanying prospectus and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus supplement, before making a decision to invest in our common stock.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. the Managers will act as sales agents and use commercially reasonable efforts, consistent with their normal trading and sales practices, on the terms and subject to the conditions of the Distribution Agreement, to sell on our behalf the shares of common stock on mutually agreed terms between the Managers and us.

The applicable Manager will be entitled to compensation at a commission rate of up to 3.0% of the gross proceeds of any shares of common stock sold under the Distribution Agreement. In connection with the sale of our common stock on our behalf, each Manager may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of each Manager may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Managers with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. See the section titled “Plan of Distribution” on page S-15 of this prospectus supplement for additional information, including regarding the compensation to be paid to the Managers.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

BNP PARIBAS	GOLDMAN SACHS & CO. LLC

Prospectus Supplement dated December 1, 2020.

When we refer to “Holdings,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Hawaiian Holdings, Inc., unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders and prospective holders of our common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both the prospectus supplement and the accompanying prospectus. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (the “SEC”). This means that we can disclose important information to you from those documents which we may file with the SEC from time to time. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Managers have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Managers are not, making an offer of these securities in any state where the offer is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the dates of the respective documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the following summary together with the more detailed information in this prospectus supplement, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, and information regarding our company, the securities being registered under this prospectus, and our financial statements and notes thereto incorporated by reference in this prospectus before deciding whether to purchase securities from us.

THE COMPANY

Hawaiian Holdings, Inc. is a holding company incorporated in the State of Delaware. The Company’s primary asset is sole ownership of all issued and outstanding shares of common stock of Hawaiian Airlines, Inc. (“Hawaiian”). Hawaiian was originally incorporated in January 1929 under the laws of the Territory of Hawai‘i and became our indirect wholly-owned subsidiary pursuant to a corporate restructuring that was consummated in August 2002. Hawaiian became a Delaware corporation and the Company’s direct wholly-owned subsidiary concurrent with its reorganization and reacquisition by the Company in June 2005.

We are engaged in the scheduled air transportation of passengers and cargo amongst the Hawaiian Islands, between the Hawaiian Islands and certain cities in the United States, and between the Hawaiian Islands and the South Pacific, Australia, New Zealand and Asia.

We are the longest serving airline, as well as the largest airline headquartered, in the State of Hawai‘i, and the 10th largest domestic airline in the United States based on revenue passenger miles reported by the Research and Innovative Technology Administration Bureau of Transportation Statistics as of April 2020, the latest data available.

Our goal is to be the number one destination carrier serving Hawai‘i. We are devoted to the travel needs of the residents of and visitors to Hawai‘i and we offer a unique travel experience. We are strongly rooted in the culture and people of Hawai‘i and we seek to provide high quality service to our customers that exemplifies the spirit of Aloha.

Our principal executive offices are located at 3375 Koapaka Street, Suite G-350, Honolulu, Hawai‘i and our telephone number is (808) 835-3700. Our website address is www.hawaiianairlines.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus. Our common stock is currently listed on The Nasdaq Global Select Market under the symbol “HA.” Additional information about us is included in our reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information.”

Recent Developments

Impact of COVID-19

Due to the rapid and unprecedented spread of COVID-19, what began with our suspension of service to South Korea and Japan in late February accelerated in March when governments instituted requirements of self-isolation or quarantine for incoming travel. This was followed by the announcement in late March and early April 2020 of a 14-day mandatory quarantine for all travelers to, from and within the State of Hawai‘i. These restrictions, combined with the ongoing spread and impact of the COVID-19 pandemic globally, have continued to significantly suppress customer demand, which remains at historically low levels.

Despite the evolution of travel restrictions in recent months in the United States, restrictions for travel to and within the State of Hawai‘i as well as travel to and from various international locations, including those in our network, remain in effect. In September 2020, the Governor of the State of Hawai‘i announced that a program allowing travelers coming to Hawai‘i from the mainland U.S. to bypass the quarantine requirement with proof of a negative COVID-19 test from a state-approved testing partner would begin on October 15, 2020. The State of Hawai‘i and counties within the state continue to evaluate and update testing requirements for travel to and within the state, including the required timing of testing results and the expansion of the pre-travel testing program to travelers from international locations, specifically travelers from Canada, Japan and Korea. Since the announcement and implementation of the pre-travel testing program, we have seen an increase in bookings and we have slowly begun rebuilding our North America, Neighbor Island and International flight schedules commensurate with anticipated increases in demand. For example, our North American scheduled capacity has increased from approximately 19% of 2019 capacity in September 2020 to approximately 62% in the period from December 20, 2020 through December 31, 2020. By the end of the fourth quarter, we anticipate reinstating service from all thirteen of our current mainland gateways, and from Tokyo (Narita and Haneda) and Osaka in Japan as well as Seoul, South Korea.

New bookings for travel from our mainland markets over the next four months (December to March) continue to occur at similar levels experienced since the implementation of the pre-travel testing program. We have seen, however, an increase in cancellations (disproportionately for November/December travel) attributable to recent changes in the pre-travel testing program implemented by the State of Hawai‘i, the recent resurgence of COVID-19 infections in the United States and internationally, Centers for Disease Control recommendations regarding holiday travel, implementation of restrictions and quarantines in some key origin points, and other factors affecting public sentiment. Additionally, while certain markets have reopened, others, particularly international markets, remain closed or continue to enforce extended quarantines. And in light of the recent spike in reported cases on the mainland U.S., the County of Kaua’i recently suspended its participation in the statewide pre-travel testing program, meaning all travelers to Kaua’i are once again subject to a 14-day self-quarantine. Neighbor Island bookings remain depressed, in line with trends previously disclosed, with the exception of travel to and from Kaua’i for which bookings are more materially curtailed. There can be no assurance whether at some point other counties or the entire State of Hawai‘i may limit or suspend the pre-travel testing program should the prevalence of the COVID-19 pandemic worsen. As a result of these factors, our bookings and revenue continue to be volatile and may decrease from our existing or anticipated levels, which decrease could be material. We will continue to assess our routes and schedule in response to changes in demand, including related to the COVID-19 pandemic.

In response to the COVID-19 pandemic, we have implemented enhanced safety protocols focusing on our staff and guests, while at the same time working to mitigate the impact of the pandemic on our financial position and operations.

Guest and Employee Experience. We have enhanced cleaning procedures and revised guest-facing protocols in an effort to minimize the risk of transmission of COVID-19. These procedures are in line with current recommendations from leading public health authorities and include:

•	Performing enhanced aircraft cleaning between flights and during overnight parking, including recurring electrostatic spraying of all aircraft.

•	Frequent cleaning and disinfecting of counters and self-service check-in kiosks in our airports.

•	Ensuring hand sanitizers are readily available for guests at airports we serve.

•	Requiring guests and guest facing employees to wear a face mask or covering, with guests required to keep them on from check-in to deplaning (except when eating or drinking on board).

•	Modifying boarding and deplaning processes.

•	Limiting the capacity of available seats on all aircraft to approximately 70% of normalized capacity through (but not beyond) December 15th.

•	Modifying in-flight service to minimize close interactions between crew members and guests.

•	Eliminating change fees on all domestic and international flights in order to provide guests with travel flexibility across our network.

•	Launching a program to offer our guests pre-travel COVID-19 testing through mail-in kits and proprietary drive-through testing labs in select U.S. mainland gateways.

Capacity Impacts. In response to the reduced passenger demand as a result of the COVID-19 pandemic, we significantly reduced system capacity late in the first quarter of 2020 to a level that maintained essential services and have continued to make adjustments to better align capacity with expected passenger demand. For the month ended October 31, 2020, system capacity was reduced approximately 84.8% as compared to October 2019. We estimate system capacity for November 2020 was approximately 72% lower compared to November 2019. For the fourth quarter of 2020, we expect system capacity to decrease 71% - 74% compared to the prior year quarter.

Expense Management. In response to the reduction in revenue, we have implemented, and will continue to implement, cost savings and liquidity measures, including:

•	In 2020, we commenced various initiatives to reduce labor costs as follows:

•	In the first quarter of 2020, we instituted a temporary hiring freeze, except with respect to operationally critical and essential positions.

•	In the second quarter of 2020, we operationalized various temporary voluntary leave and vacation purchase programs to balance our workforce with our reduced levels of operations.

•

During the third quarter of 2020, we announced and completed the majority of our voluntary separation and temporary leave programs across each of our labor groups. Additionally, we completed the majority of our involuntary separations, most of which were effective October 1, 2020. Combined, separation and temporary leave programs resulted in an approximate 32% reduction of our total workforce.

•	Our officers reduced their base salaries between 10% and 50% through September 30, 2020, and our Board of Directors also reduced their compensation through September 30, 2020.

•

We reduced capital expenditures for 2020 and continue to vigorously evaluate non-essential, non-aircraft capital expenditures. During October 2020, capital expenditures were approximately $2.8 million.

•

On October 26, 2020, we amended our purchase agreement with Boeing to, among other things, change the delivery schedule of our 787-9 aircraft from 2021 through 2025 to 2022 through 2026, with the first delivery now scheduled in September 2022. Refer to Note 11 in the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q, filed on October 28, 2020, for additional discussion, including the impact of this amendment on our future financial commitments.

We may implement further discretionary changes and other cost reduction and liquidity preservation measures as needed to address the volatile and rapidly changing dynamics of passenger demand and changes in revenue, regulatory and public health directives and prevailing government policy and financial market conditions.

Cash Flow and Liquidity Management. Our cash, cash equivalents and short-term investments as of October 31, 2020 was $913.2 million as a result of various actions taken to increase liquidity and strengthen our financial position during 2020, including, but not limited to:

•

During the first quarter of 2020, we fully drew down our previously undrawn $235.0 million revolving credit facility. Refer to Note 9 in the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q filed on October 28, 2020, for additional discussion.

•	During the first quarter of 2020, we suspended our stock repurchase program and on April 22, 2020, we suspended dividend payments.

•

During the second and third quarters of 2020, we received $240.6 million in grants and $60.3 million in loans pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) Payroll Support Program.

•

During the third quarter 2020, we entered into a Loan and Guarantee Agreement (the “Loan Agreement”) with the U.S. Treasury pursuant to the Economic Relief Program under the CARES Act to provide for a secured term loan which permits us to borrow up to $420.0 million. As of September 30, 2020, we had borrowed $45.0 million under the Economic Relief Program. On October 23, 2020, we amended and restated our Loan Agreement with the U.S. Treasury to increase the maximum facility available to be borrowed by the Company to $622 million.

•

During the third quarter 2020, we completed $376.0 million in aircraft financings, including the issuance of enhanced equipment trust certificates and two sale and lease back transactions. See Note 2 and Note 9 in the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q filed on October 28, 2020, for more information on our financing activities during the three and nine months ended September 30, 2020.

We will continue to explore and pursue options to raise additional financing as opportunities arise.

We expect our cash burn for the fourth quarter of 2020 will be in line with or slightly more favorable than our previously disclosed forecast of $2.2 million per day. However, the continuation of this trend will be dependent on bookings in the remainder of the quarter, which continue to be volatile and may be negatively impacted by the aforementioned changes in the pre-travel testing program implemented by the State of Hawai‘i, the recent resurgence of COVID-19 infections in the United States and internationally, implementation of restrictions and quarantines in some key origin points, and other factors. Cash burn includes net sales, operating cash outflows, debt service, interest payments, capital expenditures, tax refunds, and severance payments.

Load Factor. Our October 2020 flown load factor was 35.6%. For November 2020, we estimate our flown load factor will be approximately 43 - 45%.

THE OFFERING

Common stock offered by us	Up to 5,000,000 shares of our common stock.

Shares of common stock outstanding before this offering	46,003,751 shares.

Shares of common stock outstanding after this offering	Up to 51,003,751 shares of our common stock.

Manner of offering	“At-the-market” offering that may be made from time to time through the Managers, acting as sales agents. See “Plan of Distribution” on page S-15.

Use of proceeds	We intend to use the net proceeds from this offering, if any, for general corporate purposes. See the section titled “Use of Proceeds” on page S-10 for more information.

Risk factors

In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, the specific factors set forth under “Risk Factors” for risks involved with an investment in our common stock.

The Nasdaq Global Select Market symbol	“HA”

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 46,003,751 shares outstanding as of September 30, 2020, and excludes:

•	4,351,395 shares of common stock that are reserved for future issuance under our 2015 Stock Incentive Plan;

•	1,666 shares of common stock issuable upon the exercise of options outstanding at September 30, 2020 at a weighted average exercise price of $14.56 per share;

•	890,675 shares of common stock issuable upon the exercise of warrants outstanding at September 30, 2020 at a weighted average exercise price of $11.82 per share; and

•	754,923 shares of common stock issuable upon vesting of restricted stock units outstanding at September 30, 2020.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference herein from our most recent Quarterly Report on Form 10-Q, as may be updated by our subsequent Annual Report on Form 10-K and other filings we make with the SEC. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could harm our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATING TO THE OFFERING

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section titled “Use of Proceeds.” We intend to use the net proceeds from this offering, if any, for general corporate purposes. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If you purchase our common stock in this offering, you may experience dilution as a result of future issuances of securities.

We may offer and sell up to an aggregate of 5,000,000 shares of our common stock from time to time through the Managers, acting as sales agents. The price per share of our common stock being offered may be lower than that paid by any specific investor on any given day, or may be higher than the net tangible book value per share of our outstanding common stock prior to this offering. To the extent restricted stock units or restricted stock awards are vested and settled, there will be further dilution to new investors. In addition, as compensation to the U.S. government for providing financial relief through the Payroll Support Program under the CARES Act, we issued to the U.S. Treasury warrants to purchase a total of 509,964 shares of our common stock at an exercise price of $11.82 per share (the “Exercise Price”). Additionally, as part of our participation in the loan program under the CARES Act, we issued to the U.S. Treasury a warrant to purchase up to 380,711 shares of our common stock and on the date of any additional borrowing under the Loan Agreement, we will issue to the U.S. Treasury an additional warrant for a number of shares of our common stock equal to 10% of such borrowing, divided by the Exercise Price. We may also issue additional securities in the future, including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering and investors purchasing shares or other securities in the future could have rights superior to existing shareowners.

Future sales or issuances of our common stock in the public markets, or the perception of such sales, could depress the trading price of our common stock.

The sale of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our common stock at any time pursuant to this prospectus supplement or in one or more separate offerings. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

The common stock offered hereby will be sold in “at the market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no predetermined minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade the outlook of our common stock, the market price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and our industry. One or more analysts could downgrade the outlook for our common stock or issue other negative commentary about us or our industry. Furthermore, if one or more of these analysts cease coverage of us, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common stock could decline and cause you to lose all or a portion of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, include or may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to certain current and future events and financial performance. Such forward-looking statements include, without limitation, statements related to our financial statements and results of operations; our intended use of the net proceeds from any sales of our common stock in this offering under this prospectus supplement; any expectations of operating expenses, deferred revenue, interest rates, tax rates, income taxes, deferred tax assets, valuation allowances or other financial items; the severity, magnitude, duration and effects of the COVID-19 pandemic; the extent to which the COVID-19 pandemic and related impacts will materially and adversely affect our business operations, financial performance, results of operations, financial position or achievement of strategic objectives; the duration and scope of government mandates or other limitations of or restrictions on travel; the demand for air travel in the markets in which we operate; the compounding effect of the COVID-19 pandemic on competitive pressures in the markets in which we operate; our dependence on tourism; the impact of the COVID-19 pandemic on our suppliers; the effect of the economic downturn and the COVID-19 pandemic on our aircraft contracts and commitments; the effect of government, business and individual actions intended to mitigate the effects of the COVID-19 pandemic; the terms and effectiveness of cost reduction and liquidity preservation measures taken by us; our ability to continue to generate sufficient cash to operate; changes in our future capital needs; estimations related to our liquidity requirements; our participation under the CARES Act and the terms of relief thereunder; future borrowings and obligations under CARES Act programs; the impact of Essential Air Service requirements on our flight schedule; the availability of aircraft fuel, aircraft parts and personnel; expectations regarding industry capacity, our operating performance, available seat miles, operating revenue per available seat mile and operating cost per available seat mile for the third quarter of 2020; our routes and schedule and changes in demand; expected salary and related costs; estimates of our daily cash burn; our expected fleet as of September 30, 2021; estimates of annual fuel expenses and the effects of fuel prices on our business; the availability of, and efforts seeking, future financing; changes in our fleet plan and related cash outlays; committed capital expenditures; expected cash payments related to our post-retirement plan obligations; estimated financial charges; expected delivery or deferment of new aircraft and engines; the impact of accounting standards on our financial statements; the effects of any litigation on our operations or business; the effects of our fuel and currency risk hedging policies; the fair value and expected maturity of our debt obligations; our estimated contractual obligations; and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” “could,” “would,” “will,” “might,” “may,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to our operations and business environment, all of which may cause our actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

Factors that could affect such forward-looking statements include, but are not limited to: the continuing and developing effects of the spread of COVID-19 on our business operations and financial condition; whether our cost-cutting efforts related to the COVID-19 pandemic will be effective or sufficient; the duration of government-mandated and other restrictions on travel; the full effect that the quarantine, restrictions on travel and other measures to limit the spread of COVID-19 will have on demand for air travel in the markets in which we operate; fluctuations and the extent of declining demand for air transportation in the markets in which we operate; our dependence on the tourist industry; our ability to generate sufficient cash and manage the cash available to us; our ability to accurately forecast quarterly and annual results; global economic volatility; macroeconomic political and regulatory developments; the price and availability of fuel, aircraft parts and personnel; foreign currency exchange rate fluctuations; competitive pressures, including the impact of increasing industry capacity between North America and Hawai‘i; our ability to maintain the privacy and security of customer-related information and comply with applicable federal and foreign privacy or data security regulations or standards; our dependence on technology and automated systems; our reliance on third-party contractors; satisfactory labor relations; our ability to attract and retain qualified personnel and key executives; successful implementation of our growth strategy and cost reduction goals; adverse publicity; risks related to the airline industry; our ability to obtain and maintain adequate facilities and infrastructure; seasonal and cyclical volatility; the effect of applicable state, federal and foreign laws and regulations; increases in insurance costs or reductions in coverage; the limited number of suppliers for aircraft, aircraft engines and parts; our existing aircraft purchase agreements; delays in aircraft or engine deliveries or other loss of fleet capacity; changes in our future capital needs; fluctuations in our share price; our financial liquidity; and our ability to implement our growth strategy.

The risks, uncertainties, and assumptions referred to above that could cause our results to differ materially from the results expressed or implied by such forward-looking statements also include those discussed in the “Risk Factors” section of this prospectus supplement, in Part II, Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and discussed from time to time in our other public filings and public announcements. All forward-looking statements included in this prospectus supplement, the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, are based on information available to us as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in this prospectus, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We may issue and sell up to an aggregate of 5,000,000 shares of our common stock from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We currently intend to use the net proceeds from this offering, if any, for general corporate purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as financial institutions, insurance companies, tax-exempt organizations, brokers, dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our common stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons, as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. federal income tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below under “—Foreign Accounts.” To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number or, in certain circumstances, a foreign tax identifying number, and certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” that is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussions below under “—Information Reporting Requirements and Backup Withholding” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprise (by fair market value) at least half of our business assets. We believe that we have not been and that we are not, and we do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are or we become a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and potentially subject to a withholding tax on your gross proceeds from the disposition.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If a Non-U.S. Holder is described in (b) above, gain will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the U.S.), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock made within the United States or conducted through certain U.S. related financial intermediaries, unless the holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined in the Code) or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on and (subject to proposed regulations discussed below) the gross proceeds of a disposition of our common stock, to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on and (subject to proposed regulations discussed below) the gross proceeds of a disposition of our common stock, to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The withholding provisions described above currently apply to payments of dividends. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT THEIR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT CHANGE IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

We have entered into an Equity Distribution Agreement dated December 1, 2020, or the Distribution Agreement, with Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Goldman Sachs & Co. LLC under which we may issue and sell from time to time up to an aggregate of 5,000,000 shares of our common stock through the Managers, acting as our sales agents. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on or through The Nasdaq Global Select Market or any other existing trading market for our common stock. The Distribution Agreement will be filed as an exhibit to our Current Report on Form 8-K filed concurrently with this prospectus supplement.

Each time we wish to issue and sell common stock under the Distribution Agreement, we will notify the applicable Manager of the number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed the applicable Manager and unless such Manager declines to accept the terms of the notice, the applicable Manager has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares of common stock up to the amount specified on such terms. The obligations of the Managers under the Distribution Agreement to sell our common stock are subject to a number of conditions that we must meet. The Managers are not required to sell any specific number or dollar amount of our common stock.

The applicable Manager will provide written confirmation to us following the close of trading on The Nasdaq Global Select Market each day in which shares of our common stock are sold under the Distribution Agreement. Each confirmation will include the number of shares of common stock sold on such day, the gross proceeds to us and the compensation payable by us to the applicable Manager in connection with the sales. We or the Managers may suspend the offering of common stock at any time and from time to time by notifying the other party.

We will report at least quarterly the number of shares of common stock sold through the Managers pursuant to the Distribution Agreement, the net proceeds received by us from such sales and the compensation paid by us to the Managers with respect to such sales.

We will pay the Managers commissions for its services in acting as agent in the sale of our shares. The Managers will be entitled to compensation at a commission rate of up to 3.0% of the gross proceeds of the shares of common stock sold under the Distribution Agreement. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the Managers for certain specified expenses.

We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the Managers under the terms of the Distribution Agreement, will be approximately $160,000.

Settlement for sales of common stock will occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the applicable Manager in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our shares of common stock as contemplated in this prospectus supplement and the accompanying prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the applicable Manager agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of common stock on our behalf, each Manager may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of each Manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Managers against certain civil liabilities, including liabilities under the Securities Act.

The offering pursuant to the Distribution Agreement will terminate upon the termination of the Distribution Agreement as permitted therein.

The Managers and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Managers and their affiliates have, from time to time, provided, and may in the future provide various investment banking and other financial services for us and our affiliates, for which services they have, and may in the future receive customary fees and expenses. Affiliates of the Managers are lenders under certain of our affiliates’ credit facilities and may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the Managers and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby.

In addition, in the ordinary course of their various business activities, the Managers and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The Managers and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

To the extent required by Regulation M, the Managers will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement and the accompanying prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters will be passed upon for the Managers by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Hawaiian Holdings, Inc. appearing in Hawaiian Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Hawaiian Holdings, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.hawaiianairlines.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided in the section titled “Incorporation of Certain Information by Reference.” Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 12, 2020;

•

The sections of our Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders filed with the SEC on March 30, 2020, incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September  30, 2020 filed with the SEC on May  7, 2020, July  28, 2020 and October 28, 2020, respectively;

•

Our Current Reports on Form 8-K filed on March  18, 2020, March 20, 2020,  March 23, 2020,  April 28, 2020,  May 19, 2020,  July  10, 2020; August  7, 2020; September  1, 2020, September  9, 2020, September  28, 2020, and November 20, 2020; and

•

The description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A filed with the SEC on May 30, 2008, including any subsequent filed amendments and reports updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents).

Requests for such documents should be directed to:

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawai‘i 96819

(808) 835-3700

Attn: Investor Relations

Investor.Relations@HawaiianAir.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PROSPECTUS

HAWAIIAN HOLDINGS, INC.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Debt Securities

Purchase Contracts

Subscription Rights

Units

HAWAIIAN AIRLINES, INC.

Debt Securities

The securities covered by this prospectus may be sold by Hawaiian Holdings, Inc. and its wholly-owned subsidiary Hawaiian Airlines, Inc., from time to time, together or separately. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The supplement and any related free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with any documents incorporated by reference, before you invest in any of our securities.

We may offer and sell the securities described in this prospectus, any prospectus supplement and any related free writing prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price of our public securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

The common stock of Hawaiian Holdings, Inc. is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “HA.”

In addition, the selling securityholders described in this prospectus, including the United States Department of the Treasury, to which we are issuing warrants in connection with financial assistance received pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), may from time to time offer or sell the securities identified above. The selling securityholders may offer and sell our securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of securities by the selling securityholders, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price to the public of the securities and the net proceeds any selling securityholders expect to receive from the sale of such securities will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of our securities by the selling securityholders. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE HEREIN OR IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

The date of this prospectus is August 7, 2020.

DESCRIPTION OF SECURITIES	6
PLAN OF DISTRIBUTION	7
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE	10

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and Hawaiian Airlines, Inc. filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we, Hawaiian Airlines, Inc. and the selling securityholders may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we, Hawaiian Airlines, Inc. or any selling securityholders offer and sell securities pursuant to this prospectus, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold (including, if applicable, the number of securities that each of the selling securityholders will be selling) and the specific terms of that offering and, to the extent appropriate, any updates to the information about us contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement and any related free writing prospectus, you should rely on the applicable prospectus supplement and any related free writing prospectus. Before purchasing any securities, you should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find Additional Information; Incorporation by Reference.”

We and the selling securityholders have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us and the selling securityholders or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement to this prospectus and any related free writing prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

When we refer to “we,” “our,” “us” and the “Company” in this prospectus, we mean Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc., unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the following summary together with the more detailed information regarding our Company, the securities being registered under this prospectus, and our financial statements and notes thereto incorporated by reference in this prospectus before deciding whether to purchase securities from us or the selling securityholders.

THE COMPANY

Hawaiian Holdings, Inc. is a holding company incorporated in the State of Delaware. The Company’s primary asset is sole ownership of all issued and outstanding shares of common stock of Hawaiian Airlines, Inc. (“Hawaiian”). Hawaiian was originally incorporated in January 1929 under the laws of the Territory of Hawai‘i and became our indirect wholly-owned subsidiary pursuant to a corporate restructuring that was consummated in August 2002. Hawaiian became a Delaware corporation and the Company’s direct wholly-owned subsidiary concurrent with its reorganization and reacquisition by the Company in June 2005.

We are engaged in the scheduled air transportation of passengers and cargo amongst the Hawaiian Islands (the “Neighbor Island routes”) and, between the Hawaiian Islands and certain cities in the United States (the “North America routes” together with the “Neighbor Island routes”, the “Domestic routes”), and between the Hawaiian Islands and the South Pacific, Australia, New Zealand and Asia (the “International routes”), collectively referred to as our Scheduled Operations.

We are the longest serving airline, as well as the largest airline headquartered, in the State of Hawai‘i, and the 10th largest domestic airline in the United States based on revenue passenger miles reported by the Research and Innovative Technology Administration Bureau of Transportation Services as of October 2019, the latest data available.

Our goal is to be the number one destination carrier serving Hawai‘i. We are devoted to the travel needs of the residents of and visitors to Hawai‘i and we offer a unique travel experience. We are strongly rooted in the culture and people of Hawai‘i and we seek to provide high quality service to our customers that exemplifies the spirit of Aloha.

Our principal executive offices are located at 3375 Koapaka Street, Suite G-350, Honolulu, Hawai‘i and our telephone number is (808) 835-3700. Our website address is www.hawaiianairlines.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus.

Our common stock is currently listed on The Nasdaq Global Select Market under the symbol “HA.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to carefully considering the other information contained in this prospectus, in any accompanying prospectus supplement and incorporated by reference herein or therein, you should carefully consider the risks described under the caption “Risk Factors” contained in the applicable prospectus supplement, and any related free writing prospectus, and the risks discussed under the caption “Risk Factors” contained in our most recent annual report on Form 10-K, and in any of our quarterly reports on Form 10-Q since our most recent annual report on Form 10-K and any of our current reports on Form 8-K, as well as any amendments thereto, which are incorporated by reference into this prospectus or the applicable prospectus supplement in their entirety, together with other information in this prospectus, any prospectus supplement, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information; Incorporation by Reference.”

USE OF PROCEEDS

We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Pending our use of the net proceeds from the sale of our securities, we intend to invest the net proceeds in bank deposits, money market funds, and treasury obligations.

We will not receive any of the proceeds from the sale of our securities by selling securityholders.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale of our securities by certain of our securityholders, whom we refer to in this prospectus as the “selling securityholders,” including the United States Department of the Treasury, to which we are issuing warrants in connection with financial assistance received pursuant to the CARES Act. Information about any selling securityholders, where applicable, including their identities and the securities to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference. The selling securityholders shall not sell any securities pursuant to this prospectus until we have identified such selling securityholders and the securities being offered for resale by such selling securityholders. However, the selling securityholders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The description of Hawaiian Holdings, Inc.’s capital stock is incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 12, 2020 (the “2019 Annual Report”).

Preferred Stock

Hawaiian Holdings, Inc.’s board of directors has the authority, without further action by its stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund provisions and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of Hawaiian Holdings, Inc.’s preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

DESCRIPTION OF SECURITIES

In addition to common stock and preferred stock, Hawaiian Holdings, Inc. may issue from time to time, in one or more offerings, the following securities:

•	depositary shares;

•	warrants to purchase from us shares of our common stock or preferred stock or other securities;

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

•	purchase contracts;

•	subscription rights; and

•	units representing two or more of the foregoing securities.

Hawaiian Airlines, Inc. may issue from time to time, in one or more offerings, debt securities, which may be senior or subordinated, and which may be exchangeable into Hawaiian Holdings, Inc.’s common stock or be non-exchangeable.

In addition, the selling securityholders may offer and sell from time to time, in one or more offerings, securities as described in this prospectus.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the securities that may be offered by us or the selling securityholders under this prospectus. The terms of the offering of securities, the offering price and the net proceeds to us or the selling securityholders will be contained in the prospectus supplement, and other offering material, relating to such offer.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell our securities from time to time in one or more transactions. We or the selling securityholders may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue common stock as a distribution or dividend, if legally permitted. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We or the selling securityholders may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we or the selling securityholders designate may solicit offers to purchase our securities.

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We or the selling securityholders will name any agent involved in offering or selling our securities and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we or the selling securityholders indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We or the selling securityholders may use an underwriter or underwriters in the offer or sale of our securities.

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If we or the selling securityholders use an underwriter or underwriters, we or the selling securityholders will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

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We or the selling securityholders will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.

We or the selling securityholders may use a dealer to sell our securities.

•	If we or the selling securityholders use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We or the selling securityholders will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We or the selling securityholders may solicit directly offers to purchase our securities, and we or the selling securityholders may directly sell our securities to institutional or other investors. We or the selling securityholders will describe the terms of direct sales in the applicable prospectus supplement.

We or the selling securityholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We or the selling securityholders may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us or our respective affiliates or the selling securityholders in the ordinary course of business.

We or the selling securityholders may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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If we or the selling securityholders use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we or the selling securityholders will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we or the selling securityholders describe in the prospectus supplement.

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We or the selling securityholders will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell our securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

We or the selling securityholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

Selling securityholders may use this prospectus in connection with resales of securities they hold as described in the applicable prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. Selling securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hawaiian Holdings, Inc. appearing in Hawaiian Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Hawaiian Holdings, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file periodic and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.hawaiianairlines.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 12, 2020 (the “2019 Annual Report”);

•	Exhibit 4.1 to our 2019 Annual Report;

•	The sections of our Definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Stockholders filed with the SEC on March 30, 2020 incorporated by reference in our 2019 Annual Report;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 filed with the SEC on May 7, 2020 and July 28, 2020, respectively;

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Our Current Reports on Form 8-K filed with the SEC on March  18, 2020, March  20, 2020, March  23, 2020, April  28, 2020, May  19, 2020, July  10, 2020, August 7, 2020, September 1, 2020, September 9, 2020, September 28, 2020 and November 20, 2020; and

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The description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A, filed with the SEC on May 30, 2008, including any subsequent filed amendments and reports updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents).

Requests for such documents should be directed to:

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawai‘i 96819

(808) 835-3700

Attn: Investor Relations

Investor.Relations@HawaiianAir.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

5,000,000 Shares

Common Stock

Prospectus Supplement

December 1, 2020

MORGAN STANLEY

BNP PARIBAS	GOLDMAN SACHS & CO. LLC